OPTION AGREEMENT

THIS AGREEMENT is made as of 28th of October 2001

BETWEEN:

             IMPALA RESOURCE SERVICES LTD., of Vancouver, BC

             ("Impala" or the "Optionor")

AND:

             DYNAMIC RESOURCES CORP., of Las Vegas, Nevada, an Alberta corporation with an address in Alberta

             ("Dynamic" or "Optionee")

WHEREAS:

   (A) Impala is the owner in the Alice Claim, located near Sunset Lake, NWT.

   (B) The Optionor has agreed to grant an exclusive option to the Optionee to acquire an interest in and to the lands described above, on the terms and conditions hereinafter set fourth;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of $1.00 now paid by Dynamic to Impala (the receipt of which is hereby acknowledged), the parties agree as follows:

                                     PART 1

                         DEFINITIONS AND INTERPRETATION

DEFINITIONS

1.1 For the purposes of this Agreement the following words and phrases shall have the following meanings, namely:

   (a)    "AGREEMENT DATE" means the date at the top of this Agreement;

   (b)    "EXCHANGE" means the CNQ Exchange;

   (c) "OPTION" means the option to acquire a 100% undivided interest in and to the Property as provided in this Agreement;




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   (d)    "OPTION PERIOD" means the period from the date of this Agreement to and including the date of exercise or termination of the Option;

   (e) "PROPERTY" means the lands described in Schedule A hereto. Any reference herein to any lands comprising the Property any mineral claims or mineral leases or other interests into which such mineral claims may have been converted;

   (f) "PROPERTY RIGHTS" means all licenses, permits, easements, rights-of-way, certificates and other approvals obtained by either of the parties either before or after the date of this Agreement and necessary for the exploration of the Property;

   (g) "REGULATORY APPROVAL" means approval to the terms of this Agreement by any such organization or agency, including the Exchange, having jurisdiction over the subject matter at this transaction;

                                     PART 2

           REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE OPTIONOR

21.	The Optionor represents and warrants to and covenants with the
Optionee that:

   (a) it is legally entitled to hold the Property and the Property Rights and will remain so entitled until the interest of the Optionor in the Property which is subject to the Option has been duly transferred to the Optionee as contemplated hereby;

   (b) it is, and at the time of each transfer to the Optionee of an interest in the Property pursuant to the exercise of the Option it will be, the recorded holder and beneficial owner of the lands and any of the mineral claims comprising the Property free and clear of all liens, charges and claims of others, except as noted on Schedule A. and no taxes or rentals are or will be due in respect of any of the mineral claims;

   (c) any mineral claims comprising the Property have been duly and validly located and recorded pursuant to the laws of the jurisdiction in which the Property is situate and, except as specified in Schedule A and accepted by the Optionee, are in good standing with respect to all filings, fees, taxes, assessments, work commitments or other conditions on the date hereof and until the dates set opposite the respective names thereof in Schedule A;

   (d) there are no adverse claims or challenges against or to the ownership of or title to any of the mineral claims comprising the Property, nor to the knowledge of the Optionor is there any basis therefore, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof, and no person has any royalty or other interest whatsoever



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   in  production  from any  of the mineral claims comprising the Property other than as set out in Schedule A;

   (e) it has been duly incorporated, amalgamated or continued and validly exists as a corporation in good standing under the laws of its jurisdiction of incorporation;

   (f) it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of the Articles or the constating documents of the Optionor or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which the Optionor is a party or by which it is bound or to which it or the Property may be subject;

   (g) the Property is not the whole of substantially the whole of the under-taking of the Optionor;

   (h) no proceedings are pending for, and the Optionor is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of the Optionor or the placing of the Optionor in bankruptcy or subject to any other laws governing the affairs of insolvent corporations; and

2.2 	The  representations  and  warranties  contained  in  this  Part  2  are provided for the exclusive benefit of the Optionee, and a breach of any one or more thereof may be waived by the Optionee in whole or in part at any time without prejudice to their rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in this section shall survive the execution of this Agreement and of any transfers, assignments, deeds or further documents respecting the Property.

                                     PART 3

              REPRESENTATIONS, WARRANTIES AND COVENANTS OF DYNAMIC

3.1 	Dynamic represents and warrants to and covenants with the Optionor that:

   (a) the Optionee has been duly incorporated and validly exists as a corporation in good standing under the laws of its jurisdiction of incorporation;

   (b) the Optionee is lawfully authorized to hold mineral claims and real property under the laws of the jurisdiction in which the Property is situate;




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   (c)   the Optionee has duly obtained all  corporate  authorizations  for  the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in creation of any encumbrance under the provisions of the Articles or the constating documents of the Optionee, respectively, or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which either is a party or by which they are bound or to which they or the Property may be subject;

   (d) no proceedings are pending for, and the Optionee is not aware of any basis for the institution of any proceedings leading to, the dissolution or winding up the Optionee or the placing of the Optionee in bankruptcy or subject to any other laws governing the affairs of insolvent corporations;

3.2	The  representations  and  warranties contained in this section are provided for the exclusive benefit of the Optionor and a breach of any one or more thereof may be waived by the Optionor in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in this section shall survive the execution hereof.

                                     PART 4

                          GRANT AND EXERCISE OF OPTION

4.1  	The Optionor hereby grants to the Optionee the sole and  exclusive right and option to acquire a 100% undivided interest in and to the Property free and clear of all charges, encumbrances and claims, except for those set out in Schedule A.

4.2     The Option shall be exercised by:

   (a)   the payment of $6,000 in cash

   (b) the issuance of 900,000 common shares from treasury of Dynamic at a deemed issue price of $0.10.

                                     PART 5

                              TRANSFER OF PROPERTY

5.1   	The   Optionor  shall, forthwith  after  the  exercise  of   the  option
pursuant to this Agreement, deliver to the Optionee duly executed transfers of the appropriate interest in the Property which shall have been acquired by the Optionee upon exercise of the Option.




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                                     PART 6

                       TERMINATION OF OPTION BY OPTIONEE

6.1   	The Option shall terminate:

   (a)   upon the exercise thereof pursuant to Section 4.2;

   (b) upon the Optionee failing to make the payments which must be made or issued in exercise of the Option by December 31, 2005; or

   (c)   at  any  other  time,  by  the  Optionee  giving   notice  of  such
   termination to the Optionor.

                                     PART 7

                            CONFIDENTIAL INFORMATION

7.1  	No  information  furnished  by  Optionee to  the Optionor  hereunder  in respect of the activities carried out on the Property by the Optionee shall be published or disclosed by the Optionor without the prior written consent of the Optionee, but such consent in respect of the reporting of factual data shall not be unreasonably withheld, and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws, regulations or policies.

                                     PART 8

                                    NOTICES

8.1  	Each notice, demand or  other  communication  required  or  permitted to be given under this Agreement shall be in writing and shall be delivered, telegraphed or telecopied to such party at the address for such party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered or telegraphed or, if given by telecopier, shall be deemed conclusively to be the next business day. Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

                                     PART 9

                                    GENERAL

9.1 The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance and do such further and other acts which may be reasonably necessary or advisable to carry out fully the intent of this agreement or to record wherever appropriate the respective interest from time to time of the parties in the Property.


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9.2  	This  Agreement  shall enure  to the  benefit of and be binding upon the parties and their respective successors and permitted assigns.

9.3	This Agreement shall be governed by and construed in accordance with the laws of Alberta and shall be subject to Regulatory Approval, including but not limited to the approval of all securities regulatory authorities having jurisdiction.

9.4     Time shall be of the essence in this Agreement.

9.5	Any reference in this Agreement to currency shall be deemed to be Canadian currency.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

 					IMPALA RESOURCE SERVICES LTD.

 					Per:     /s/ Ralfph Hillebrand
                               			-----------------------

 					DYNAMIC RESOURCES CORP.

 					Per:     /s/ Robert Fedun
                               			-----------------------





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                                   SCHEDULE A

                                    PROPERTY


Legal description for Alice Claim





Encumbrances

NIL



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